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                                                                    EXHIBIT 3.4

                               TO ALL HOLDERS OF
              ARCO $2.80 Cumulative Convertible Preference Stock
                               ($1.00 Par Value)
                            CUSIP number 048825400

  NOTICE IS HEREBY GIVEN THAT Atlantic Richfield Company (the "Company"), pursuant to its rights under the terms of its $2.80 Cumulative Convertible Preference Stock, par value $1.00 per share (the "$2.80 Preference Stock"), as evidenced in the description of the $2.80 Preference Stock on the share certificates and in the Company's Certificate of Incorporation, has elected to redeem all of the outstanding $2.80 Preference Stock on April 27, 2001 (the "Redemption Date"). Upon redemption, for each share redeemed the Company shall pay to the holder, as required by the Company's Certificate of Incorporation, the stated redemption price of $70.00 per share, together with the amount of accrued and unpaid dividends on each such share (whether or not earned or declared) to the Redemption Date, plus a voluntary supplemental cash payment in the amount, if any, required to cause the total per share cash payment to be received by such holder (the "Redemption Payment"), to equal the market value of 7.872 BP American Depositary Shares ("BP ADSs"). The market value shall be determined by the average of the last sale prices for a BP ADS on the New York Stock Exchange over the four trading days ending on the last trading day prior to the Redemption Date. The number 7.872 represents the number of BP ADSs into which each share of $2.80 Preference Stock is convertible through April 20, 2001. The Redemption Payment shall be payable to the holders of the shares to be redeemed, subject to the surrender of the share certificates therefor, as soon as practicable on or after the Redemption Date. The amount distributed for each share of $2.80 Preference Stock will be reduced by any amounts required to be withheld by the Company or its agent on account of any applicable withholding taxes.
  In accordance with the Company's Certificate of Incorporation, upon redemption of the $2.80 Preference Stock, the holders thereof will have no interest in or claim against the Company or its agents other than the right to receive the Redemption Payment upon the proper surrender of the shares of $2.80 Preference Stock, subject to the conversion right described below. On and after the Redemption Date, the Company will ensure that EquiServe Trust Company N.A., P.O. Box 842010, Boston, MA 02284-2010 (the "Redemption Agent") will have the funds required from time to time to pay the Redemption Payment in respect of all shares to be redeemed, upon surrender of share certificates for the $2.80 Preference Stock pursuant to the instructions in the Election and Transmittal Form sent to all holders of record of shares of $2.80 Preference Stock. Trading of the $2.80 Preference Stock on the New York Stock Exchange will cease at the end of trading on April 26, 2001.
  Holders intending to exercise their right to convert their shares of $2.80 Preference Stock into BP ADSs must exercise that option on or before midnight, New York time, on April 20, 2001 by presenting and surrendering the shares to be converted in accordance with the instructions in the Election and Transmittal Form.
  The method of delivery of the Preference Stock share certificates and the Election and Transmittal Form is at the option and risk of the $2.80 Preference Stock shareholder. If forwarded by mail, registered mail is recommended for your protection.
  The shares of $2.80 Preference Stock need not be endorsed if payment is to be made to the registered holder. If payment is to be made to other than the registered holder, transfer requirements will be applicable.
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  Remittance of the Redemption Payment will be made as soon as possible after the Redemption Date upon presentation and surrender of the shares of $2.80 Preference Stock to be redeemed in accordance with the instructions in the Election and Transmittal Form, at the offices of the Redemption Agent, as follows:

                  By Mail:                                 By Overnight Courier:
        EquiServe Trust Company N.A.                    EquiServe Trust Company N.A.
               P.O. Box 842010                              40 Campanelli Drive
        Corporate Actions Department                        Braintree, MA 02184
            Boston, MA 02284-2010                    Attn: Corporate Actions Dept./Arco

                                   By Hand:
                         EquiServe Trust Company N.A.
               c/o Securities Trust Company & Reporting Services
                         Attn: Corporate Actions Dept.
                              100 William Street
                              New York, NY 10038

Dated: March 28, 2001
Los Angeles, CA